Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2007 Long Term Incentive Plan of Reata Pharmaceuticals, Inc. of our report dated February 8, 2016 (except for Note 15, as to which the date is May 13, 2016), with respect to the consolidated financial statements of Reata Pharmaceuticals, Inc. included in its Registration Statement (Form S-1 No. 333-208843) for the years ended December 31, 2015 and 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

May 25, 2016